EXHIBIT  23.1



                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 333-32116, 333-46857, 33-54605, 33-54698, and 333-82686, of Concurrent Computer
Corporation on Form S-8 and Registration Statements Nos. 333-72012, 333-05169, 333-72548 and 333-61172 of Concurrent Computer Corporation on Form S-3 of our report dated August 1, 2003 (August 17, 2003 as to Note 16, September 18, 2003 as to Note 22) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, and the adoption of Statement of Financial
Accounting Standards No. 146) appearing in the annual report on form 10-K of Concurrent Computer Corporation for the year ended June 30, 2003.


                                     /s/ Deloitte & Touche LLP


Atlanta, Georgia
September 18, 2003


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